FOR IMMEDIATE RELEASE

March 15, 2012

Contact: Susan Jordan

    732-577-9997

UMH PROPERTIES, INC. REPORTS YEAR-END EARNINGS

FREEHOLD, NJ, March 15, 2012........ UMH Properties, Inc. (NYSE:UMH) reported funds from operations of $7,973,000 or $.55 per share for the year ended December 31, 2011, as compared to $11,193,000 or $.88 per share for the year ended December 31, 2010.  Funds from operations adjusted for loss relating to flood amounted to $8,958,000 or $.62 per share for the year ended December 31, 2011, as compared to $11,193,000 or $.88 per share for the year ended December 31, 2010.  Net income amounted to $3,696,000 or $.25 per share for the year ended December 31, 2011, as compared to $6,669,000 or $.52 per share for year ended December 31, 2010.  Net income attributable to Common Shareholders amounted to $2,039,000 or $.14 per share for the year ended December 31, 2011, as compared to $6,669,000 or $.52 per share for year ended December 31, 2010.

A summary of significant financial information for the years ended December 31, 2011 and 2010, and for the quarters ended December 31, 2011 and 2010, is as follows:

        For the Years Ended December 31,

	2011	2010

Total Income	$39,313,000	$34,011,000
Total Expenses	$37,175,000	$30,731,000
Gain on Securities Transactions, net	$2,693,000	$3,932,000
Net Income	$3,696,000	$6,669,000
Net Income Attributable to Common
Shareholders	$2,039,000	$6,669,000
Net Income per Share	$.25	$.52
Net Income Attributable to Common
Shareholders per Share	$.14	$.52
FFO (1)	$7,973,000	$11,193,000
FFO per Share (1)	$.55	$.88
Adjusted FFO (1)	$8,958,000	$11,193,000
Adjusted FFO per Share (1)	$.62	$.88
Weighted Average Shares Outstanding	14,507,000	12,768,000

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      For the Quarters Ended December 31,

	2011	2010

Total Income	$11,027,000	$9,517,000
Total Expenses	$10,993,000	$8,775,000
Gain on Securities Transactions, net	$665,000	$1,637,000
Net Income	$543,000	$2,114,000
Net Income (Loss)Attributable to
Common Shareholders	$(148,000)	$2,114,000
Net Income per Share	$.04	$.16
Net Income (Loss) Attributable to
Common Shareholders per Share	$(.01)	$.16
FFO (1)	$1,444,000	$3,381,000
FFO per Share (1)	$.10	$.25
Adjusted FFO (1)	$2,429,000	$3,381,000
Adjusted FFO per Share (1)	$.16	$.25
Weighted Average Shares Outstanding	15,031,000	13,389,000

(1)  Non-GAAP Information:  Funds from Operations (FFO) is defined as net income excluding gains (or losses) from sales of depreciable assets, plus depreciation.  FFO per share is defined as FFO divided by the weighted average shares outstanding.  FFO and FFO per share should be considered as supplemental measures of operating performance used by real estate investment trusts (REITs).  FFO and FFO per share exclude historical cost depreciation as an expense and may facilitate the comparison of REITs which have different cost basis.  The items excluded from FFO and FFO per share are significant components in understanding and assessing the Company’s financial performance.  FFO and FFO per share (1) do not represent cash flow from operations as defined by generally accepted accounting principles; (2) should not be considered as alternatives to net income or net income per share as measures of operating performance or to cash flows from operating, investing and financing activities; and (3) are not alternatives to cash flow as a measure of liquidity.  FFO and FFO per share, as calculated by the Company, may not be comparable to similarly entitled measures reported by other REITs.

The Company’s FFO is calculated as follows:

	For the Years Ended		For the Quarters Ended
	12/31/11	12/31/10	12/31/11	12/31/10

Net Income	$3,696,000	$6,669,000	$543,000	$2,114,000
Less: Preferred Dividend	(1,656,000)	-0-	(690,000)	-0-
Loss (Gain) on Sales of Depreciable Assets	(29,000)	8,000	-0-	9,000
Depreciation Expense	5,962,000	4,516,000	1,591,000	1,258,000

FFO	7,973,000	11,193,000	1,444,000	3,381,000
Loss Relating to Flood	985,000	-0-	985,000	-0-

Adjusted FFO	$8,985,000	$11,193,000	$2,429,000	$3,381,000

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The following are the cash flows provided by (used in) operating, investing and financing activities for the years ended December 31, 2011 and 2010:

	2011	2010

Operating Activities	$8,411,000	$6,482,000
Investing Activities	(39,765,000)	(33,894,000)
Financing Activities	34,491,000	28,554,000

A summary of significant balance sheet information as of December 31, 2011 and 2010 is as follows:

	2011	2010

Total Assets	$223,945,000	$188,781,000
Securities Available for Sale	43,298,000	28,757,000
Mortgages Payable	90,282,000	90,816,000
Loans Payable	23,950,000	22,236,000
Total Shareholders’ Equity	105,877,000	71,928,000

Samuel A. Landy, President, commented, “UMH has continued to deliver stable earnings despite the length and depth of the housing recession.  Our community occupancy remained stable at 77%. Our sales of manufactured homes increased slightly in 2011 but continue to be disappointing compared to our sales in normal years.  Increased manufactured home sales into our communities are the key to increased occupancy.  Increased occupancy would favorably impact income from community operations.”

“During 2011, we were also impacted by a severe flood across much of Tennessee which closed Memphis Mobile City, a 157-site community in Memphis, Tennessee.  In addition to lost rental revenues from this community, we have recorded a flood loss of approximately $1 million net of insurance proceeds.”

“UMH did make substantial progress in 2011. On May 26th we raised net proceeds of $31.9 million as a result of our Series A 8.25% perpetual preferred offering. We acquired five well-located communities in Tennessee, Pennsylvania and Ohio for an aggregate purchase price of $17.5 million. These acquisitions increased our portfolio by approximately 900 sites or 11%. Because all of these acquisitions effectively closed in the second half of the year, their contribution to our 2011 results was minimal. Subsequent to yearend, we acquired a 90-site community in Indiana for $2.1 million. This brings our portfolio to 41 communities containing approximately 9,000 developed sites. In addition, we own over 500 acres of land that will be used to increase our portfolio as demand warrants. As we see the full run rate effect of our recent acquisitions and continue to deploy the proceeds from our preferred offering, our earnings per share should increase.”

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“Our REIT securities portfolio continued to perform very well generating $2.7 million in realized gains in 2011. At yearend we had approximately $43.3 million in securities with an unrealized gain of $2.5 million. Over the past two years, we have been very successful in harnessing gains on our securities investments and redeploying the capital into our community acquisitions.”

“Despite the challenges in the broad economy, UMH is pleased with its accomplishments during the year.  UMH continues to strengthen its already strong balance sheet. Our debt to total capitalization is approximately 40%. We have reduced our weighted average interest rate on our mortgages from 5.8% to 5.6% over the 12 month period. UMH is well positioned to benefit from a resurgence in the housing sector.  Lastly, the first months of 2012 are too short a period to make any firm predictions on a housing recovery.  The results for the first two months as to sales and occupancy are consistent with a housing recovery in 2012.”

UMH Properties, Inc., a publicly-owned real estate investment trust, owns and operates forty-one manufactured home communities located in Indiana, New Jersey, New York, Pennsylvania, Ohio and Tennessee.  In addition, the Company owns a portfolio of REIT securities.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. Factors and risks that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

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